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                         GLOBE BUSINESS RESOURCES, INC.
                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

         The following is a list of subsidiaries of Globe Business Resources, Inc. at February 28, 1999. All corporations listed are 100% owned subsidiaries of Globe Business Resources, Inc.

                                                   State of
Name of Company                                  Incorporation
---------------                                  -------------

Corporate Stay International, Inc.                   Ohio
Corporate Quarters, LTD                              Ohio
Globe Furniture Rentals, Inc.                        Ohio
GranTree Corporation                                 Oregon



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